Exhibit 99.1

FOR IMMEDIATE RELEASE

TOM FRESTON TO JOIN DREAMWORKS ANIMATION BOARD OF DIRECTORS

Glendale, CA – September 24, 2007 – DreamWorks Animation SKG, Inc. (NYSE: DWA) announced today the election of Tom Freston to its Board of Directors.

Tom Freston most recently served as President and CEO of Viacom, from January to September 2006. Prior to assuming this position, Mr. Freston was Co-President and Co-COO of Viacom and, previously, Chairman and CEO of MTV Networks. Under his leadership, MTV Networks grew to reach over 400 million households in 164 countries.

“Tom is a tremendous addition to our distinguished Board of Directors and I’m pleased to welcome him to DreamWorks Animation,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “His wealth of leadership experience in the entertainment industry will serve the Company well.”

“I am excited to join the Board of such a dynamic and creative family entertainment company,” said Freston. “I look forward to working closely with the whole team at DreamWorks Animation as it enters the next phase of its bright future.”

Mr. Freston currently serves on the Board of the American Museum of Natural History and the Board of Trustees for Emerson College in Boston. He has chaired numerous charity campaigns for leading organizations within the entertainment industry. Mr. Freston holds a Bachelor of Arts degree from Saint Michael’s College and an M.B.A. from New York University.

DreamWorks Animation’s Board of Directors also includes: Roger Enrico, Chairman of DreamWorks Animation SKG, Inc.; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation SKG, Inc.; Lew Coleman, President of DreamWorks Animation SKG, Inc.; David Geffen, Co-Founder of DreamWorks; Mellody Hobson, President of Ariel Capital Management; Nathan Myhvrold, Chief Executive Officer of Intellectual Ventures; Howard Schultz, Chairman and Chief Global Strategist of Starbucks Corporation; Meg Whitman, President and Chief Executive Officer of eBay; Karl von der Heyden, retired Vice Chairman and Chief Financial Officer of PepsiCo, Inc.; Judson Green, President and Chief Executive Officer of NAVTEQ; and Michael Montgomery, President of Montgomery & Co.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of fourteen animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge, Flushed Away, and Shrek the Third. DreamWorks Animation’s newest release, Bee Movie, opens in theaters November 2, 2007.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

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